EXHIBIT 10.1

THIRD AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
AIM PERFORMANCE HOLDCO, LP
This Third Amended and Restated Limited Partnership Agreement (this “Agreement”) of AIM Performance Holdco, LP, a Delaware limited partnership (the “Partnership”), is dated effective as of November 5, 2014 (the “Effective Date”), and is made by and among AIM General Partner, LLC, a Delaware limited liability company, as General Partner, and the Persons listed as the Class A Limited Partners and Class B Limited Partners on Schedule 1, attached hereto. This Agreement amends and restates in its entirety the Second Amended and Restated Limited Partnership Agreement of the Partnership dated effective as of September 10, 2014, as set forth below.
NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
Organization
1.1    Definitions. The following capitalized terms shall have the following meanings when used in this Agreement:
“Accounting Period” means a period: (i) the first day of which is (A) the Effective Date (in the case of the initial Accounting Period) and thereafter on the day immediately following the last day of the preceding Accounting Period, (B) any date on which there are contributions to the capital of the Partnership or any material amount is credited to a Capital Account other than on a pro rata basis, (C) the first day of any “Fiscal Period” (as the term “Fiscal Period” is defined in the applicable Fund agreement) of a Fund, (D) the date after which there are withdrawals or distributions from the capital of the Partnership or any material amount is debited to any Capital Account other than on a pro rata basis or (E) such other date reasonably deemed appropriate by the General Partner; and (ii) the last day of which is (A) the last day of a Fiscal Quarter, (B) the last day of any “Fiscal Period” (as the term “Fiscal Period” is defined in the applicable Fund agreement) of a Fund or (C) such other date reasonably deemed appropriate by the General Partner.
“Act” means the Delaware Revised Uniform Limited Partnership Act (6 Del.C. §17-101 et seq.), as amended from time to time (or any corresponding provisions of succeeding law).
“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

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(1)    Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and
(2)    Debit to such Capital Account the items described in sections 1.704-1 (b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
“Affiliate” means, with respect to any Person, a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person.
“Ashford Employer” means an employer Affiliated with the Partnership that employs a Class B Limited Partner, including without limitation, Ashford, Inc. and Ashford Hospitality Advisors, LLC.
“Capital Account” means, with respect to each Partner, the capital account established and maintained on behalf of such Partner as described in Section 6.1.
“Capital Contribution” means, with respect to any Partner, with the consent of the General Partner and, in the case of a reallocation described below, with such affected Partner’s consent, a contribution of cash or property made by such Partner to the Partnership pursuant to Article 2 or the reallocation of the positive balance in a Partner’s Performance Allocation Memo Account to such Partner’s Invested Capital Memo Account.
“Capital Event” means (i) the sale, exchange or other disposition by the Partnership of all or substantially all of its assets, (ii) the liquidation of the Partnership or (iii) the merger, reorganization or similar transaction, or sale of Partnership Interests, whether through a secondary sale by the Partners or as an issuance of Partnership Interests by the Partnership, in a single transaction or series of related transactions, such that after the transaction the persons who were Partners and/or such Partners’ Affiliates immediately prior to the commencement of the transaction hold in the aggregate less than 25% of the Partnership Interests.
“Capital Event Memo Account” means a Memo Account of a Partner that is attributable to a Capital Event, and includes any Partner’s Capital Contribution attributable to it.
“Class A Limited Partners” shall mean those Limited Partners listed as Class A Limited Partners on Schedule 1, attached hereto, who are limited partners of the Partnership.
“Class B Drag Along Portion” shall have the meaning provided in Section 7.4(c).
“Class B Limited Partners” shall mean those Limited Partners listed as Class B Limited Partners on Schedule 1, attached hereto.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and as hereafter amended, or any successor law.
“Control” (whether or not capitalized) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year for United States federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for United States federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the United States federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for United States federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.
“Drag Along Notice” shall have the meaning provided in Section 7.4(c).
“Equity Percentage” is the participation percentage, which may be zero, of a Partner with respect to the Net Profits and Net Losses from a Capital Event, as reflected on Schedule 1 hereto; provided, however, the Equity Percentage with regard to a Limited Partner may be changed as set forth in Section 7.1. The sum of the Equity Percentages of the Partners for each Accounting Period shall equal 100% in the aggregate.
“Fair Market Value” shall have the meaning provided in Section 7.3.
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“Fiscal Quarter” means any calendar quarter, unless the General Partner elect another fiscal quarter.
“Fiscal Year” means the period commencing on the Effective Date and ending on December 31, 2014, and thereafter each period commencing on January 1 of each year and ending on December 31 of such year, unless the General Partner elects another fiscal year, provided that any such other fiscal year is permissible for federal income tax purposes.
“Fund Agreement” means the limited partnership agreement and any other relevant governing document of a Fund.
“Funds” shall have the meaning provided in Section 1.4; provided, however, no private or public entity created for the purpose of directly owning hotel assets or incubating future REITs will be considered a “Fund”.
“Future Funds” mean any account or private pooled investment vehicle, in each case focused on investing in securities, with a general partner of which the Partnership or its Affiliates will have an ownership interest; provided however, no private or public entity created for the purposes of directly owning hotel assets or incubating future REITs will be considered a “Future Fund”.
“General Partner” means AIM General Partner, LLC, a Delaware limited liability company, in its capacity as the general partner of the Partnership or any other Person who becomes a successor of the General Partner or a replacement General Partner pursuant to the terms hereof.
“Gross Asset Value” means the amount equal to, with respect to any asset, the asset’s adjusted basis for United States federal income tax purposes, except as follows:
(a)    The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as reasonably determined by the General Partner;
(b)    The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, as of the following times: (i) the acquisition of an additional Partnership Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for a Partnership Interest; (iii) the liquidation of the Partnership within the meaning of Regulations section 1.704-1(b), as appropriate or necessary to ensure that the Capital Accounts of the Partners properly reflect their respective economic interests;
(c)    The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution, as reasonably determined by the General Partner; and
(d)    The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations section 1.704-1(b)(2)(iv)(m) and paragraph (6) of the definition of Net Profit and Net Losses or Section 6.3(j); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent the General Partner determines that an adjustment pursuant to paragraph (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).
“Invested Capital Memo Account” means a Memo Account of a Partner that is attributable to such Partner’s Capital Contribution with respect to the Partnership’s general partner interest in the Funds.
“Invested Capital Percentage” means a percentage established for each Partner in the Partnership’s books as of the first day of each Accounting Period representing such Partner’s share of allocations attributable to such Partner’s Invested Capital Memo Account for such Accounting Period. The Invested Capital Percentage of a Partner for an Accounting Period is determined by dividing the amount of the Partner’s Invested Capital Memo Account as of the beginning of the Accounting Period (after adjustment for any net Capital Contributions to such Partner’s Invested Capital Memo Account that are effective as of such date) by the total of the Invested Capital Memo

Accounts of all of the Partners as of the beginning of the Accounting Period (after adjustment for all net Capital Contributions to Invested Capital Memo Account that are effective as of such date). The sum of the Invested Capital Percentages of the Partners for each Accounting Period shall equal 100%.
“Investment” means direct or indirect beneficial ownership of any stock, partnership interest (general or limited), membership interest, business trust interest or other ownership interest, as well as any note, debenture or other debt security or instruments.
“Limited Partner” means any Person admitted to the Partnership as a limited partner of the Partnership, until the Person has been removed as a Limited Partner or a substitute Limited Partner or Limited Partners are admitted with respect to such Person’s entire Partnership Interest. For all purposes of the Act, the Limited Partners constitute a single class or group of limited partners except to the extent and in the circumstances explicitly set forth herein. For purposes of clarity, any provision of this Agreement requiring the vote or consent by a Majority-in-Interest of the Class A Limited Partners will be binding on the Class B Limited Partners to the extent such provision is applicable to the Class B Limited Partners.
“Majority-in-Interest” means, in the case of the Limited Partners, the Limited Partners holding in the aggregate more than 50% of all of the Equity Percentages; and means, in the case of a particular class of Limited Partners, the Limited Partners of the particular class holding in the aggregate more than 50% of the Equity Percentages held by the Limited Partners of that class.
“Maximum Tag Along Portion” shall have the meaning provided in Section 7.4(c).
“Memo Account” shall have the meaning provided in Section 6.1.
“Net Profits” and “Net Losses” mean, for each Fiscal Year, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(1)    Any income of the Partnership that is exempt from United States federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;
(2)    Any expenditures of the Partnership described in Code section 705(a)(2)(B) or treated as Code section 705(a)(2)(B) expenditures pursuant to Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses, shall be subtracted from such taxable income or loss;
(3)    In the event the Gross Asset Value of any Partnership property is adjusted pursuant to the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or losses from the disposition of such property for purposes of computing Net Profits or Net Losses;

(4)    Gains or losses resulting from the disposition of Partnership property shall be computed by reference to the Gross Asset Value of such property, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(5)    In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation contained herein;
(6)    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code section 734(b) or Code section 743(b) is required pursuant to section 1.704- 1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner’s Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and
(7)    Notwithstanding any other provision of this definition of Net Profits or Net Losses, any items which are specially allocated pursuant to Section 6.3 shall not be taken into account in computing Net Profits or Net Losses.
“Net Profits and Net Losses from a Capital Event” means the Net Profits and Net Losses of the Partnership that are attributable to a Capital Event.
“Net Profits and Net Losses from Invested Capital” means the Net Profits and Net Losses of the Partnership that are attributable to its general partner interest in the Funds.
“Net Profits and Net Losses from Performance Allocations” means the Net Profits and Net Losses of the Partnership that are attributable to Performance Allocations.
“Nonrecourse Deductions” has the meaning set forth in section 1.704-2(b)(1) of the Regulations.
“Nonrecourse Liability” has the meaning set forth in section 1.704-2(b)(3) of the Regulations.
“Partner” means the General Partner or any of the Limited Partners, except as otherwise expressly provided herein, and “Partners” means the General Partner and all of the Limited Partners.
“Partner Nonrecourse Debt” has the meaning set forth in section 1.704-2(b)(4) of the Regulations.
“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with section 1.704-2(i)(3) of the Regulations.

“Partner Nonrecourse Deductions” has the meaning set forth in sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.
“Partnership Interest” means the entire ownership interest of a Partner in the Partnership at the relevant time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.
“Partnership Minimum Gain” has the meaning set forth in sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.
“Performance Allocation Memo Account” means a Memo Account of a Partner that is attributable to the Performance Allocations.
“Performance Allocation Percentage” is the participation percentage for an Accounting Period, which may be zero, of a Partner with respect to the Net Profits and Net Losses from Performance Allocations, as reflected on Schedule 1 hereto; provided, however, the Performance Allocation Percentage with regard to a Partner may be changed as set forth in Section 7.1. The sum of the Performance Allocation Percentages of the Partners shall generally be determined on an annual basis; provided however, the aggregate Performance Allocation Percentages of the Partners for each Accounting Period shall equal 100%.
“Performance Allocations” means any performance based allocations of net capital appreciation or net profits from the Funds to the Partnership pursuant to the applicable Fund Agreement, reduced by any expenses reasonably allocated thereto by the General Partner. Performance Allocations shall not include allocations of net capital appreciation or net profits made to the Partnership by virtue of its capital, if any, invested in the Funds.
“Permitted Transferee” means, in the case of a Limited Partner that is an entity, any Affiliate, and in the case of a Limited Partner that is an individual, any Affiliate or any trust or other entity created during an individual’s life, controlled by the individual, for estate planning purposes, such as a living trust, limited partnership or limited liability company; or, in either case, any other transferee approved by a Majority-in-Interest of the Limited Partners; provided that, each of Monty Bennett and Rob Hays are “Permitted Transferees” of the other; provided further that any such Permitted Transferee agrees in writing as a condition precedent to be bound by the provisions of this Agreement with respect to the transferred Partnership Interest in a form satisfactory to the General Partner.
“Person” shall mean any individual, partnership, corporation, limited liability company, trust or other entity or any government (including a governmental agency or political subdivision thereof).
“Profits Percentages” means, collectively, a Partner’s percentage in one or more of the following: Equity Percentage, Performance Allocation Percentage and Invested Capital Percentage.
“Profits Pool” shall have the meaning provided in Section 2.2.

“Release” shall have the meaning provided in Section 7.3(b).
“Regulations” means the regulations issued under the Code or any successor law.
“Regulatory Allocations” shall have the meaning provided in Section 6.3(j).
“Removal Interest” means the daily contract rate for United States 3-year treasury notes plus 400 basis points calculated and fixed as of the date of removal of a relevant Class B Limited Partner.
“Representative” shall have the meaning provided in Section 7.4(c).
“Repurchase Price” shall have the meaning provided in Section 7.3(b).
“Securities” means to invest, on margin or otherwise, long and short, in securities and other financial instruments, domestic or foreign, whether existing on the date hereof or subsequently developed including, without limitation: capital stock; shares of beneficial interest; partnership interests and similar financial instruments; bonds, notes and debentures (whether subordinated, convertible or otherwise); currencies; commodities; interest rate, currency, commodity, equity and other derivative products, including, without limitation, (i) futures contracts (and options thereon) relating to stock indices, currencies, United States government securities and securities of foreign governments, other financial instruments and all other commodities, (ii) swaps, options, warrants, caps, collars, floors and forward rate agreements, (iii) spot and forward currency transactions and (iv) agreements relating to or securing such transactions; mortgage-backed obligations issued or collateralized by U.S. federal agencies; equipment lease certificates; equipment trust certificates; loans; first-, secondary lien and other credit facilities; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations; mutual funds; money market funds; obligations of the United States or any state thereof, foreign governments and instrumentalities of any of them; commercial paper; certificates of deposit; bankers’ acceptances; choses in action; trust receipts; and any other obligations and instruments or evidences of indebtedness of whatever kind or nature, in each case, of any person, corporation, government or other entity whatsoever, whether or not publicly traded or readily marketable (all such items being called herein a “Security” or “Securities”), and to sell Securities short and cover such sales.
“Selling Partner” shall have the meaning provided in Section 7.4(c).
“Tag Along Exercise Notice” shall have the meaning provided in Section 7.4(c).
“Tag Along Participant” shall have the meaning provided in Section 7.4(c).
“Tag Along Price” shall have the meaning provided in Section 7.4(c).
“Tag Along Sale Notice” shall have the meaning provided in Section 7.4(c).
“Trading Value” shall have the meaning provided in Section 7.3(d).

“Transfer” when used as a noun, means any assignment, transfer, sale, pledge, alienation, hypothecation or other disposition or encumbrance; and, when used as a verb, means to assign, transfer, sell, pledge, alienate, hypothecate or otherwise dispose of or encumber. “Transfer” shall also include, when used with respect to any property (including any Partnership Interest), any Transfer of control of the Person(s) owning such property, whether directly or indirectly, provided, that the property in question represents all or substantially all of the property of such Person.
“Transferee Terms” shall have the meaning provided in Section 7.4(c).
1.2    Formation of Limited Partnership. The General Partner formed the Partnership pursuant to and in accordance with the Act, and, except as otherwise provided herein, the rights and liabilities of the Partners are as provided in the Act. The term of the Partnership began upon the issuance of the Certificate of Limited Partnership of the Partnership (the “Certificate”) filed with the Secretary of State of the State of Delaware pursuant to the Act, and shall continue until the liquidation and termination of the Partnership in accordance with this Agreement and the Act.
1.3    Name. The name of the Partnership is “AIM Performance Holdco, LP.” The General Partner may change the name of the Partnership from time to time and shall give prompt notice thereof to the Limited Partners. In any such event, the General Partner shall promptly file in the office of the Secretary of State of the State of Delaware an amendment to the Certificate reflecting such change of name.
1.4    Character of Business. The purpose of the Partnership is to (i) serve as a limited partner of the general partner of each of AIM Real Estate Hedged Equity (U.S.) Fund, LP, a Delaware limited partnership, and AIM Real Estate Hedged Equity Master Fund, L.P., a Cayman Islands exempted limited partnership, as well as any Future Funds (each, a “Fund” and together, the “Funds”), and (ii) engage or participate in any lawful business activities (as determined by the General Partner) in which a limited partnerships organized under the laws of the State of Delaware may engage or participate. The General Partner shall have the authority to qualify the Partnership to do business in any state or jurisdiction as it may determine for the purposes listed above.
1.5    Registered Office and Agent. The address of the Partnership’s registered office is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808. The Partnership’s registered agent at such address is Corporation Service Company. The General Partner may change such registered office or registered agent from time to time. The General Partner shall give each Limited Partner prompt notice of any such change.
1.6    Fiscal Year. The fiscal year (the “Fiscal Year”) of the Partnership shall end on December 31 of each calendar year unless, for United States federal income tax purposes, another fiscal year is required. The Partnership shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.
1.7    Other Terms. All references to “Articles,” “Sections” and “Schedules” contained in this Agreement are, unless specifically indicated otherwise, references to articles, sections, schedules and other provisions of this Agreement. Whenever in this Agreement the singular number is used, the same shall include the plural where appropriate (and vice versa), and words of any gender shall include each other gender where appropriate. As used in this Agreement, the following words or phrases shall have the meanings indicated: (i) “day” shall mean a calendar day; (ii) “include” and derivatives thereof shall mean “including without limitation;” (iii) “law” or “laws” shall mean statutes, regulations, rules, judicial orders and other legal pronouncements having the effect of law; and (iv) “person” shall mean any individual, corporation, partnership, limited liability company, trust, government or other entity. Whenever any provision of this Agreement requires or permits the General Partner to take or omit to take any action, or make or omit to make any decision, unless the context clearly requires otherwise, such provision shall be interpreted to authorize an action taken or omitted, or a decision made or omitted, by the General Partner acting alone and in good faith.
ARTICLE 2
Capital Contributions
2.1    Capital Contributions. The initially contributed capital of the Partnership is apportioned to the Memo Accounts of the Partners in the amounts set forth in the books and records of the Partnership (which shall be updated for any Transfers in accordance with this Agreement and any further capital contributions in accordance with this Agreement). With the consent of the Majority-in-Interest, Partners may be permitted to make additional Capital Contributions with respect to their Invested Capital Memo Accounts.
2.2    Separate Accounting. Each Partner’s Partnership Interest will be entitled to varying percentages, including zero percent, of the Net Profits and Net Losses from a Capital Event, Net Profits and Net Losses from Performance Allocations and Net Profits and Net Losses from Invested Capital (each, a “Profits Pool”). Separate accounting records shall be maintained for each Profits Pool, measuring the revenues and expenses for the particular Profits Pool. Separate accounting records shall be maintained for purposes of tracking the entitlements of the Partners to allocations and distributions with respect to a particular Profits Pool.
ARTICLE 3
Rights and Obligations of Partners
3.1    Management of Partnership.
(a)    Except as otherwise provided in this Agreement, the management, control and direction of the Partnership and its operations, business and affairs shall be vested exclusively in the General Partner, who shall have the right, power and authority, acting solely by itself and without the necessity of approval by any Limited Partner or any other person, to carry out any and all of the purposes of the Partnership (including, without limitation, to open, maintain and close bank accounts and draw checks or other orders for the payment of money, open, maintain and close brokerage, money market fund and other similar accounts) and to perform or refrain from performing any and all acts that the General Partner may deem necessary, desirable, appropriate or incidental thereto, subject only to any express limitations set forth in this Agreement. The General Partner and the Limited Partners acknowledge and agree that certain actions by the Managers of the General Partner with respect to the Partnership require the consent of Ashford Hospitality Advisors LLC as the sole member of the General Partner and that the actions of the General Partner under this Agreement shall only be effective to the extent the action is in compliance with such restrictions.
(b)    Except as otherwise provided in this Agreement, no Limited Partner shall participate in the management, control or direction of the Partnership’s operations, business or affairs, transact any business for the Partnership or have the power to act for or on behalf of or to bind the Partnership, such powers being vested solely and exclusively in the General Partner.
3.2    Expenses. The Partnership pays all costs and expenses arising in connection with its operations including, but not limited to, all out-of-pocket, administrative, insurance, consulting, professional and legal and expenses of the Partnership. The General Partner shall be entitled to reimbursement for all reasonable expenses respectively paid or incurred by it on behalf of the Partnership. This Section 3.2 in no way limits the Partnership’s and General Partner’s ability to seek and receive reimbursement for costs and expenses to which it may be entitled under the applicable Fund Agreement.
3.3    Liability of Partners. All Partnership debts and obligations shall be paid or discharged first with the property of the Partnership (including insurance proceeds) before the General Partner shall be obligated to pay or discharge any such debt or obligation with its personal assets. No Limited Partner shall be personally liable for any of the debts or obligations of the Partnership, nor shall a Limited Partner have any obligation to make up any negative balance in its Capital Account.
3.4    Consents and Voting Rights. Any Limited Partner whose consent, vote or approval is required or permitted under any provision of this Agreement may give or withhold such consent, vote or approval in the sole discretion of such Limited Partner, whether reasonably or unreasonably. In the case of any matter for which the action of the Limited Partners is expressly required by the Act, this Agreement or is requested by the General Partner, such action shall (unless a different percentage is otherwise specified by the foregoing) be effective against and binding on all Partners and the Partnership if taken with the consent of the General Partner and a Majority-in-Interest of the Limited Partners. Any consent, vote or approval given pursuant to this Agreement shall be required to be in writing.
ARTICLE 4
Representations, Warranties, Covenants and Certifications
4.1    Limited Partner Representations. Each Limited Partner represents, warrants and covenants that:
(a)    Such Limited Partner has all requisite power and authority to enter into this Agreement and perform such Limited Partner’s respective obligations hereunder and that such Limited Partner is an “accredited investor” (as defined in Rule 501 promulgated under the Securities Act of 1933, as amended from time to time).
(b)    This Agreement has been duly and validly executed and delivered by such Limited Partner and is enforceable against it, in accordance with its terms, and the performance of such Limited Partner’s respective obligations hereunder shall not conflict or result in the violation of any agreement, lease, instrument, license, permit or other authorization applicable to such Limited Partner.
(c)    Such Limited Partner acknowledges that the Partnership Interests are subject to transfer restrictions and consents.
(d)    Such Limited Partner acknowledges that ownership of the Partnership Interests may involve tax consequences. Such Limited Partner confirms that it is not relying on any statements or representations of the Partnership, the General Partner or any of their agents or legal counsel with respect to the tax and other economic considerations of the ownership of the Partnership Interests, and acknowledges that such Limited Partner may retain its own professional advisors to evaluate the United States federal, state and local tax and other economic considerations of an ownership of the Partnership Interests. Such Limited Partner also acknowledges that it is solely responsible for any of its own tax liability that may arise as a result of the ownership of the Partnership Interests or the transactions contemplated by this Agreement.
(e)    Such Limited Partner acknowledges that the General Partner and the Partnership will rely upon the representations, warranties and covenants contained in this Agreement without making any independent investigation, and that the representations, warranties and agreements made by the Limited Partner shall survive the execution and delivery of this Agreement.
(f)    Except as expressly set forth in this Agreement, if applicable, no representations or warranties have been made to the Limited Partner by the General Partner, the Partnership or any agent, employee or Affiliate of the General Partner or the Partnership, and in entering into this Agreement, the Limited Partner is not relying on any information other than that which is the result of independent investigation by the Limited Partner.
4.2    Survival. All of the foregoing representations and warranties of this Article 4 shall survive the withdrawal of any Limited Partner and the termination of this Agreement.
ARTICLE 5
Exculpation and Indemnity
5.1    Exculpation. To the fullest extent permitted under applicable law, no General Partner of the Partnership is liable to the Partnership nor to any of the Limited Partners for any losses, claims, damages or liabilities arising (i) by reason of being or having been the General Partner or (ii) from any act or omission performed or omitted by the General Partner in connection with this Agreement or the Partnership’s business or affairs (including any error in judgment in making any investment decisions), including losses due to the negligence of brokers or other agents of the Partnership, except for any losses, claims, damages or liabilities primarily attributable to such General Partner’s willful misconduct, bad faith, gross negligence or breach of this Agreement, as finally determined by a court of competent jurisdiction, or as otherwise required by law.
5.2    Indemnity. To the fullest extent permitted by the Act, the Partnership shall indemnify the General Partner against any claim, loss, damage, liability or expense (including reasonable attorneys’ fees, court costs and costs of investigation and appeal) suffered or incurred by any such indemnitee by reason of, arising from or relating to the operations, business or affairs of or any action taken or failure to act on behalf of the Partnership, except to the extent any of the foregoing (i) is determined by final, nonappealable order of a court of competent jurisdiction to have been primarily caused by the willful misconduct, bad faith, gross negligence or breach of this Agreement of such indemnitee or (ii) is suffered or incurred as a result of any claim (other than a claim for indemnification under this Agreement) asserted by the indemnitee as plaintiff against the Partnership. Unless a determination has been made (by final, nonappealable order of a court of competent jurisdiction) that indemnification is not required, the Partnership shall, upon the request of any indemnitee, advance or promptly reimburse such indemnitee’s reasonable costs of investigation, litigation or appeal, including reasonable attorneys’ fees; provided, however, that as a condition of an indemnitee’s right to receive such advances and reimbursements, the affected indemnitee shall undertake in writing to repay promptly the Partnership for all such advancements or reimbursements if a court of competent jurisdiction determines that such indemnitee is not then entitled to indemnification under this Section 5.2. No indemnitee may satisfy any right of indemnity or advancement of expenses granted in this Section 5.2 or to which it may be otherwise entitled except out of the assets of the Partnership, and no Limited Partner is personally liable with respect to any such claim for indemnity or advancement of expenses. The General Partner may obtain appropriate insurance on behalf, and at the expense, of the Partnership to secure the Partnership’s obligations hereunder.
ARTICLE 6
Capital Accounts, Distributions and Allocations
6.1    Capital Accounts.
(a)    A capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with the rules set forth herein and as follows. A memorandum account shall be established for each Partner for the purpose of tracking the entitlement of the Partner with respect to a particular Profits Pool (each, a “Memo Account”). The sum of a Partner’s individual Memo Accounts shall equal the Partner’s Capital Account.
(b)    The Memo Account established for each Profits Pool for each Partner shall be maintained in accordance with the following provisions:
(i)    The Memo Account shall be credited with such Partner’s Capital Contributions made with respect to such Memo Account and such Partner’s share of Net Profits attributable to a particular Profits Pool; and
(ii)    The Memo Account shall be debited with the amount of cash and the Gross Asset Value of any Partnership property distributed to such Partner with respect to a particular Profits Pool and such Partner’s share of Net Losses attributable to a particular Profits Pool.
(c)    If any Partnership Interest is transferred in accordance with this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the transferred Partnership Interest.

(d)    The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations section 1.704-1(b), and shall be interpreted and applied in a manner consistent therewith. If the General Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with Regulations section 1.704-1(b), the General Partner may make such modification if it is not likely to have a materially adverse effect on amounts distributable to any Partner pursuant hereto on the dissolution of the Partnership. The General Partner shall adjust the amounts debited or credited to Capital Accounts with respect to any property contributed to the Partnership or distributed to a Partner and any liabilities secured by such contributed or distributed property or assumed by the Partnership or a Partner in connection with such contribution or distribution if the General Partner determines that such adjustments are necessary or appropriate under Regulations section 1.704-1(b)(2)(iv). The General Partner shall also make any appropriate modifications if unanticipated events might cause this Agreement not to comply with Regulations section 1.704-1(b), and the General Partner shall make all elections provided for under such Regulations.
6.2    Allocations of Net Profits and Net Losses. As of the close of business on the last day of the relevant Accounting Period, subject to Section 6.3, the Net Profits and Net Losses from Performance Allocations, Net Profits and Net Losses from Invested Capital and Net Profits and Net Losses from a Capital Event shall be allocated among the Partners as follows:
(a)    Net Profits and Net Losses from Performance Allocations with respect to each Fiscal Year shall be allocated to the Partners on a pro rata basis in proportion to each Partner’s Performance Allocation Percentage for such Accounting Period.
(b)    Net Profits and Net Losses from Invested Capital shall be allocated to the Partners on a pro rata basis in proportion to each Partner’s Invested Capital Memo Account for such Accounting Period.
(c)    Net Profits and Net Losses from a Capital Event shall be allocated to the Partners on a pro rata basis in proportion to each Partner’s Equity Percentage for such Accounting Period.
6.3    Special Allocations. Notwithstanding Section 6.2, special allocations of items of income, gain, loss or deduction may be required for any Fiscal Year (or other period) as follows:
(a)    New Issues. In the event the General Partner determines that, based upon tax or regulatory reasons, including, but not limited to, the FINRA rules on participation in “new issues,” or any other reason as to which the General Partner and any Partner agree, a Partner should not participate, or participate only to a limited extent, in the income, gains, losses or expenses, if any, attributable to trading in any Security, type of Security or to any other transaction, the General Partner may allocate such income, gains, losses or expenses only to the Capital Accounts of Partners to whom such reasons do not apply. In addition, if for any of the reasons described above, the General Partner determines that a Partner should have no interest, or only a limited interest, in a particular Security, type of Security or transaction, the interests in such Security, type of Security or transaction may be set forth in a separate memorandum account in which only the Partners having an interest in such Security, type of Security or transaction shall have an interest and the income associated with such Security, type of Security or transaction. Any taxes which are paid by the Partnership with respect to any item of income or gain allocable to one or more Partners shall be debited from the Capital Accounts of such Partners in an equitable manner and taking into account such Partners’ proportionate share of any income related thereto.
(b)    Limitations on Net Losses. To the extent that any Net Losses would reduce the balance of the Capital Account of any Limited Partner below zero, that portion of any such Net Losses shall instead be allocated to the Capital Account of the General Partner. Any Net Profits in any subsequent Accounting Period which would otherwise be allocable pursuant to this Article 6 to a Capital Account of any Limited Partner previously affected by the application of this Section 6.3(b) shall instead be allocated to the Capital Account of the General Partner in such amounts as are necessary to offset all previous Net Losses attributable to such Limited Partner pursuant to this Section 6.3(b) not previously recovered.
(c)    Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with section 1.704-2(g) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f)(6) and 1.704-2(g)(2) of the Regulations. This Section 6.3(c) is intended to comply with the minimum gain chargeback requirement in section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.
(d)    Partner Minimum Gain Chargeback. Except as otherwise provided in section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each person who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such person’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with section 1.704-2(i)(4) of the Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner and pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 6.3(d) is intended to comply with the partner minimum gain chargeback requirement in section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.
(e)    Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations section 1.704-1(b)(2)(ii)(d)(4), section 1.704-1(b)(2)(ii)(d)(5) or section 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 6.3(e) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 6.3 have been tentatively made as if this Section 6.3(e) were not in this Agreement.
(f)    Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Partner is deemed to be obligated to restore pursuant to Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.3(f) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 6.3 have been tentatively made as if this Section 6.3(f) and Section 6.3(e) were not in this Agreement.
(g)    Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partners in proportion to each Partner’s Invested Capital Memo Account.
(h)    Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations section 1.704-2(i)(1).
(i)    Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code section 734(b) or Code section 743(b) is required, pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(2) or Regulations section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its Partnership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in accordance with their Partnership Interests in the event that Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event that Regulations section 1.704-1(b)(2)(iv)(m)(4) applies.
(j)    Curative Allocations. The allocations set forth in Sections 6.3(b) through (h) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, losses or deduction pursuant to this Section 6.3(j). Therefore, notwithstanding any other provision of this Section 6.3 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, losses or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Section 6.2.

6.4    Allocations for Income Tax Purposes.
(a)    Except as otherwise required by Code section 704(c), items of income, gain, deduction, loss or credit that are recognized for United States federal, state and local income tax purposes in each Fiscal Year are allocated among the Partners in such manner as to reflect equitably amounts credited to or debited against each Partner’s Capital Account, whether in such Fiscal Year or in prior Fiscal Years. To this end, the Partnership shall establish and maintain records that show the extent to which the Capital Account of each Partner, as of the last day of each Fiscal Year, consists of amounts that have not been reflected in the taxable income of such Partner.
(b)    In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for United States federal income tax purposes and its Gross Asset Value in the same manner as under Code section 704(c) and the Regulations thereunder.
6.5    Determination by the General Partner of Certain Matters. All matters concerning: (i) valuations; (ii) the allocation of income, deductions, credits, gain and loss among the Partners including taxes thereon; (iii) accounting procedures; and (iv) the operation of Section 6.9 that are not expressly provided for by the terms of this Agreement shall be equitably determined in good faith by the General Partner and a Majority-in-Interest of the Limited Partners.
6.6    Distributions.
(a)    The General Partner may cause the Partnership to make distributions to the Partners from time to time, as determined by the General Partner, subject to any limitations imposed on such distribution by law or contract. Notwithstanding the foregoing, distributions of cash or other property of the Partnership shall be made only for amounts that exceed all Partnership expenses under Section 3.2 and any reserves that the General Partner from time to time determines are required or are reasonably appropriate to be retained to meet any accrued or foreseeable expenses, expenditures, liabilities or other obligations of the Partnership. Each distribution of cash or other property shall be made by first determining the Profits Pool to which the cash or other property is attributable and then by distributing such amounts of cash or other property pro rata based on the positive balances of the Memo Accounts related to such Profits Pool.
(b)    Subject to Sections 6.6(a), 6.7, 6.8 and 6.9, a Partner may request a distribution with respect to amounts held in such Partner’s Performance Allocation Memo Account.
(c)    Subject to Sections 6.6(a), 6.7, 6.8 and 6.9, a Partner may request a distribution with respect to amounts held in such Partner’s Invested Capital Memo Account.
6.7    Withholding Taxes.
(a)    Withholding. The General Partner shall be entitled to withhold or cause to be withheld from any Limited Partner’s distributions from the Partnership any taxes imposed by applicable law. Each Limited Partner shall furnish to the General Partner from time to time all such information as required by applicable law or otherwise reasonably requested by the General Partner (including certificates in the form prescribed by the Code and the Regulations) to permit the General Partner to ascertain whether and in what amount withholding is required in respect of such Limited Partner. Notwithstanding the foregoing, the General Partner shall have no liability to the Partnership or any Limited Partner for failure to request or obtain such information from any Limited Partner or for failure to withhold in respect of any Limited Partner who has not furnished such information to the General Partner.
(b)    Deemed Distributions. Any amounts withheld by the General Partner in accordance with Section 6.7(a) shall nevertheless, for purposes of this Agreement, be deemed to have been distributed to the Limited Partners in respect of which they are withheld.
6.8    Right of Offset. At its option and without waiving any rights or remedies it may otherwise have (whether at law or in equity), the Partnership will have the right to offset on a dollar-for-dollar basis any amounts payable by the Partnership to any Partner (including amounts payable to such Partner in respect of any distributions from the Partnership against any amounts owing by such Partner to the Partnership or to any Affiliate of a Fund).
6.9    Return of Distributions. Except as required by the Act, other applicable law or as otherwise expressly set forth herein, no Partner shall be required to repay to the Partnership, any other Partner or any creditor of the Partnership all or any part of the distributions made to such Partner pursuant hereto.
ARTICLE 7
Admissions, Withdrawals, Removals and Transfers
7.1    Admission of New Limited Partners. New Limited Partners may be admitted to the Partnership only with the consent of a Majority-In-Interest of the Limited Partners and except in connection with a Transfer permitted by Section 7.4. Any new Limited Partner so admitted shall initially have the Invested Capital Percentage as determined in accordance with Section 2.1 and the definition of “Invested Capital Percentage.” Any new Limited Partner so admitted shall also initially have the Equity Percentage and Performance Allocation Percentage, which may be zero, as shall be determined by the General Partner and a Majority-in-Interest of the Class A Limited Partners, in connection with the admission of such Limited Partner; provided, however, that the Equity Percentage and Performance Allocation Percentage of each existing Limited Partner will be reduced pro rata with the other Limited Partners, unless such Limited Partner agrees in writing to a greater than pro rata reduction. The Equity Percentage and the Performance Allocation Percentage with regard to a Limited Partner only may be changed as set forth in this Article 7.
7.2    No Withdrawal. No Limited Partner may withdraw from the Partnership except as provided in this Article 7. The Class A Limited Partners may not be removed. Any Limited Partner removed pursuant to this Agreement is only entitled to receive the distribution with respect to its Partnership Interest to which such Limited Partner is entitled under this Agreement and is not entitled to receive the value of such Partner’s Partnership Interest in accordance with Section 17-604 of the Act if such distribution upon resignation provisions were not otherwise provided in the Agreement.

7.3    Removal of a Class B Limited Partner.
(c)    A Class B Limited Partner may be removed at the election of a Majority-In-Interest of the Limited Partners (but calculated without giving effect to the Equity Percentages of the Class B Limited Partner being removed) if such Class B Limited Partner’s employment with an Ashford Employer is terminated; provided that if the Class B Limited Partner is not removed within 90 days following the date of termination of such employment, then the Class B Limited Partner may elect in writing within 120 days following the date of termination of employment to require the Partnership to remove him as a Limited Partner.
(d)    Upon the removal of a Class B Limited Partner from the Partnership in accordance with this Section 7.3, such removed Class B Limited Partner will be entitled to receive the Fair Market Value (as defined below) of its Partnership Interest, to be paid by the Partnership (the “Repurchase Price”) in accordance with the schedule in Section 7.3(d); provided that upon such removal, such Class B Limited Partner enters into a release of claims against the Partnership, the Limited Partners, the General Partner and the Affiliates of the foregoing, in a form reasonably satisfactory to the Partnership (a “Release”).
(c)    “Fair Market Value” for purposes of this Section 7.3 shall mean the fair market value of the Partnership Interest held by the relevant removed Class B Limited Partner as of the date of removal of the Class B Limited Partner, without giving effect to minority discount, as mutually determined in good faith by the Partnership and the removed Class B Limited Partner within 30 days following the date of removal of such Class B Limited Partner; provided that if the removed Class B Limited Partner and the Partnership cannot agree upon Fair Market Value within such 30 day period, each of the removed Class B Limited Partner and the Partnership shall appoint a nationally recognized independent valuation expert and the two independent valuation experts shall mutually determine Fair Market Value within 30 days following their appointment; provided, further that if such two independent valuation experts cannot agree upon Fair Market Value within such 30 day period, each of the two independent valuation experts shall mutually agree upon a third nationally recognized independent valuation expert and such third independent valuation expert shall determine the Fair Market Value within 30 days following its appointment. The Fair Market Value as determined pursuant to this Section 7.3(c) shall be binding on the Partnership and the removed Class B Limited Partner for purposes of applying Section 7.2(b) to such removed Class B Limited Partner. The expenses of applying this Section 7.3(c) shall be split equally between the removed Class B Limited Partner and the Partnership.
(d)    The Partnership shall pay to the removed Class B Limited Partner 33% of the Repurchase Price plus Removal Interest (accruing from the date of removal until such payment) on the first January 31 following more than 60 days after the occurrence of both (i) the removal of such Class B Limited Partner and (ii) the receipt by the Partnership of the Release. The next 33% of the Repurchase Price plus Removal Interest (accruing from the date of removal until such payment) shall be paid out one year later on the next occurring January 31, with the remaining 34% of the Repurchase Price plus Removal Interest (accruing from the date of removal until such payment) being paid out on the following successive January 31 (so that payments would be made over approximately three years in three installments). For purposes of clarity, the Repurchase Price shall remain constant over the payment period as it is tied to the Fair Market Value of the relevant Partnership Interest as of the date of removal of the Class B Limited Partner. At the Partnership’s election, it may pay all or any portion of the Repurchase Price in the form of common stock of Ashford, Inc. (or any successor thereto), in lieu of cash (assuming payment in the form of such stock would not reasonably be expected to cause the removed Class B Limited Partner to incur liabilities under Section 16 of the Securities Exchange of 1934). In the event that the Partnership pays all or part of the Repurchase Price through common stock of Ashford, Inc, the value of the common stock for purposes of payment on such payment date will be the Trading Value, and the cash portion to be paid on the such payment date will be reduced by an amount equal to the Trading Value of such common stock paid on such payment date. The “Trading Value” will be determined by the average closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of Ashford, Inc. (or any successor thereto) on the applicable stock exchange (or, if no closing price is reported, the last reported sale price during the regular session) for the five trading days immediately prior to the third business day preceding the payment of the applicable portion of the Repurchase Price.
7.4    Transfers of Limited Partners’ Partnership Interests.
(a)    No Limited Partner may Transfer all or any portion of such Limited Partner’s Partnership Interest unless such Transfer is made in compliance with this Section 7.4. Any Transfers permitted by this Section 7.4 must be documented in writing in form and substance reasonably satisfactory to the General Partner and the Class A Limited Partners. Any purported Transfer by a Limited Partner of all or any part of its Partnership Interest in violation of this Section 7.4 shall, to the fullest extent permitted by applicable law, be null and void and of no force and effect.
(b)    (i)    Any Class B Limited Partner upon 30 days prior written notice to the General Partner and any Class A Limited Partners may Transfer its Partnership Interest to a Permitted Transferee without the consent of the other Limited Partners. A Class B Limited Partner may only Transfer its Partnership Interest to a Person other than a Permitted Transferee with the consent of the General Partner and a Majority-In-Interest of the Limited Partners and in compliance with Section 7.4(c).
(ii)    Subject to Section 7.4(c), a Class A Limited Partner may Transfer its Partnership Interest to any Person at any time upon notice to the General Partner.

(c)    A Limited Partner Transferring all or any portion of its Partnership Interest to a Person other than a Permitted Transferee pursuant to Section 7.4(b) may do so only in compliance with this Section 7.4(c) (each such Limited Partner, a “Selling Limited Partner”).
(i)    Tag Along Rights.
(A)If the Selling Limited Partner elects to Transfer its Partnership Interests to a third party purchaser as provided in Section 7.4(b) (other than a Permitted Transferee), the Selling Limited Partner shall give notice in writing to such effect to the Eligible Limited Partners. Such notice (the “Tag Along Sale Notice”) shall be given not more than 60 nor less than 30 days prior to the proposed sale date and set forth: (1) the name of the third party purchaser (and any Person controlling the third party purchaser) and the portion of the Partnership Interest proposed to be Transferred, (2) the proposed amount and form of consideration (the “Tag Along Price”) and other terms and conditions of the proposed sale (the “Transferee Terms”), (3) that the proposed transferee has been given notice of the “tag along right” provided for in this Section 7.4(c)(i)(A), and has agreed to purchase Partnership Interests from each Tag Along Participant in accordance with the terms hereof, and (4) the proposed sale date. The Transferee Terms shall include an offer by the third party purchaser to each of the Limited Partners who are not the Selling Limited Partner (each, a “Tag Along Participant”) to purchase all or a portion of such Tag Along Participant’s Partnership Interest as determined below, at the same price per 1% Partnership Interest (calculated based on Equity Percentages, i.e., the same price per 1% Equity Percentage) to be paid by the third party purchaser to the Selling Limited Partner and otherwise on the Transferee Terms.
(B)The tag along right may be exercised by each Tag Along Participant by delivery of a written notice to the Selling Limited Partner (the “Tag Along Exercise Notice”) within 30 days from the date of receipt of the Tag Along Sale Notice. The Tag Along Exercise Notice shall state the portion of the Partnership Interest that such Tag Along Participant wishes to include in such Transfer to the third party purchaser. Upon the giving of a Tag Along Exercise Notice, such Tag Along Participant shall be entitled and obligated to sell the portion of such Tag Along Participant’s Partnership Interest set forth in the Tag Along Exercise Notice (as adjusted as provided in Section 7.4(c)(i)(C)), to the third party purchaser on the Transferee Terms; provided, however, that the Selling Limited Partner shall not consummate the Transfer of any Partnership Interest offered by it if the third party purchaser does not acquire all Partnership Interests (as adjusted as provided in Section 7.4(c)(i)(C)) that each Tag Along Participant is entitled and elects to sell pursuant hereto. After expiration of the 30 day period referred to above, if the provisions of this Section 7.4(c)(i) have been complied with in all respects, the Selling Limited Partner and each Tag Along Participant that delivered a Tag Along Exercise Notice shall sell their respective Partnership Interests to the third party purchaser on the Transferee Terms on the date proposed in the Tag Along Sale Notice (or such other date within 60 days of such proposed date as may be agreed among the participants in such Transfer). The Selling Limited Partner agrees to use its commercially reasonable efforts to ensure that the applicable Transferee Terms provide for several, and not joint, liability, with respect to the indemnification and comparable obligations contained within such Transferee Terms.
(C)The third party purchaser shall purchase from the Selling Limited Partner and each Tag Along Participant the portion of such Selling Limited Partner’s or Tag Along Participant’s respective Partnership Interests that such Selling Limited Partner or such Tag Along Participant desires to Transfer, provided that the portion of any Tag Along Participant’s Partnership Interest to be included in the sale relative to its entire Partnership Interest shall not exceed the portion of the Selling Limited Partner’s Partnership Interest relative to its entire Partnership Interest and such portions together do not exceed the Maximum Tag Along Portion (as defined below). If such portions exceed the Maximum Tag Along Portion, the third party purchaser shall be obligated to purchase only the Maximum Tag Along Portion, and the amount of Partnership Interests of each of the Selling Limited Partner and Tag Along Participants to be included in the Transfer shall be reduced pro-rata, based on the relative Percentage Interests that the Selling Limited Partner and the Tag Along Participants elect to include in the sale. For purposes hereof, the term “Maximum

Tag Along Portion” means a portion of a Tag Along Participant’s or Selling Limited Partner’s Partnership Interest the price of which (based on the Tag Along Price of such Partnership Interest) equals the total price that the third party purchaser is willing to pay for all Partnership Interests to be purchased, multiplied by a fraction, the numerator of which is the Tag Along Price of such portion that the Selling Limited Partner or Tag Along Participant desires to include in such Transfer and the denominator of which is the aggregate of the Tag Along Prices of the Partnership Interests that the Selling Limited Partner and each Tag Along Participant desire to include in such Transfer).
(D)For purposes of clarity, all Transfers shall still be subject to the other restrictions of this Section 7.4.
(ii)    Drag Along Rights.
If a Class A Limited Partner desires to Transfer all of its Partnership Interest to a third party purchaser and has complied in all respects with its obligations under the provisions of this Section 7.4, then, in such event, the Class A Limited Partner may elect to cause the Class B Limited Partners to include in such sale to the third party purchaser all of the Class B Limited Partners’ Partnership Interests (the “Class B Drag Along Portion”). The sale of the Class B Drag Along Portion shall be at the same price and in the same consideration and on the same terms and conditions as set forth in the Transferee Terms (including the date for the closing of such sale) and in any case on terms no less favorable to Class B Limited Partners than to the Class A Limited Partner. Any election pursuant to this Section 7.4(c)(ii) to include the Class B Drag Along Portion in the sale (a “Drag Along Notice”) shall be set forth in the Transferee Terms or the Tag Along Sale Notice given by the Class A Limited Partner in connection with such Transfer. In connection with any such Drag Along Notice, the Class B Limited Partners will execute and deliver all related documentation and take such other action in support of the Transfer as shall reasonably be requested by the Class A Limited Partner in order to carry out the terms and provision of this Section 7.4(c)(ii), including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents in a form substantially similar to those executed by the Class A Limited Partner. In the event that the Class A Limited Partners, in connection with such Transfer, appoint a representative for the Limited Partners (the “Representative”) with respect to matters affecting the Limited Partners under the applicable definitive transaction agreements following consummation of such Transfer, the Class B Limited Partners agree (x) to consent to (i) the appointment of such Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Representative’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Representative in connection with such Representative's services and duties in connection with such Transfer and its related service as the representative of the Limited Partner, and (y) not to assert any claim or commence any suit against the Representative or any other Limited Partner with respect to any action or inaction taken or failed to be taken by the Representative in connection with its service as the Representative, absent fraud, willful misconduct or gross negligence.

(iii)    Closing. At the closing of any purchase of Partnership Interests pursuant to this Section 7.4(c), the Selling Limited Partner and, if applicable, any Tag Along Participant and, if applicable, Class B Limited Partners pursuant to Section 7.4(c)(i), shall deliver to the purchaser(s), against payment of the purchase price, the Partnership Interests free and clear of all liens, charges, pledges and other encumbrances (except for this Agreement and as otherwise provided in the Transferee Terms) with transfer instructions to the Partnership. In the event the purchaser is a Class A Limited Partner, the Partnership Interests to be purchased may be purchased by such other Partner or its Affiliate.
7.5    Transfer of General Partner’s Partnership Interest; Removal of General Partner. The General Partner may not Transfer its Partnership Interest as the General Partner in the Partnership other than with the approval of a Majority-In-Interest of the Class A Limited Partners. The General Partner may be removed, and a substitute General Partner may be admitted, at the election of a Majority-In-Interest of the Class A Limited Partners.
ARTICLE 8
General Accounting Provisions and Reports
8.1    Books of Account; Tax Returns. The General Partner shall prepare and file, or shall cause to be prepared and filed, all United States federal, state, local and foreign income and other tax returns required to be filed by the Partnership, and shall keep or cause to be kept complete and appropriate records and books of account in which shall be entered all such transactions and other matters relative to the Partnership’s operations, business and affairs as are usually entered into records and books of account that are maintained by persons engaged in business of like character or are required by the Act. Except as otherwise expressly provided in this Agreement, such books and records shall be maintained in accordance with the basis utilized in preparing the Partnership’s United States federal income tax returns, which returns, if allowed by applicable law, may in the discretion of the General Partner be prepared on either a cash basis or accrual basis.
8.2    Reports. The General Partner must use commercially best efforts to prepare or cause to be prepared and transmit, as soon as practicable after the end of each Fiscal Year, a United States federal income tax Form K-1 for each Partner. The General Partner must mail such materials to (i) each Partner and (ii) each former Partner (or its successors, assigns, heirs or personal representatives) who may require such information in preparing its United States federal income tax return
8.3    Place Kept; Inspection. The books and records shall be maintained at the principal place of business of the Partnership by the General Partner, and all such books and records may be kept confidential by the General Partner. The General partner shall maintain the separate books of account for the Partnership that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Partnership business, in accordance with generally accepted accounting principles, consistently applied. Such books of account, together with a copy of this Agreement and of the Certificate, shall at all times be maintained at the principal place of business of the Partnership (or at the place of business of the Person to whom the duty to maintain these books has been delegated in accordance herewith and identified in writing to the Limited Partners) and shall be open to inspection and examination at reasonable times by each Limited Partner and its duly authorized representative for any purpose reasonably related to such Limited Partner’s interest as a limited partner of the Partnership.
8.4    Tax Matters Partner. The General Partner shall be the tax matters partner of the Partnership and, in such capacity, shall exercise all rights conferred, and perform all duties imposed, upon a tax matters partner under sections 6221 through 6233 of the Code and the Regulations thereunder.
ARTICLE 9
Amendments and Waivers
Except as otherwise provided in this Agreement, this Agreement may be modified or amended, or any provision hereof waived, only with the consent of a Majority-in-Interest of the Class A Limited Partners provided that, no amendment to or waiver of any provision of this Agreement shall be effective against a Limited Partner without the consent or vote of such Limited Partner if such amendment or waiver would (i) cause the Partnership to fail to be treated as a limited partnership under the Act, (ii) change Section 2.1 to change a Limited Partner’s obligations to contribute to the capital of the Partnership, (iii) change Section 6.2, 6.3 or 6.6 to affect adversely the participation of such Limited Partner in the income, gains, losses, deductions, expenses, credits, capital or distributions of the Partnership (other than a change with respect to a Partner pursuant to this Agreement), or (iv) change this Article 9.
ARTICLE 10
Dissolution, Liquidation and Termination
10.1    Dissolution. The Partnership shall be dissolved upon the first to occur of the following events:
(d)    the election of the General Partner to dissolve the Partnership with the consent of the Class A Limited Partners;
(e)    the election of the Class A Limited Partners to dissolve the Partnership; or
(f)    the entry of a decree of judicial dissolution under Section 17-802 of the Act.
10.2    Accounting on Dissolution. Following the dissolution of the Partnership pursuant to Section 10.1, the books of the Partnership shall be closed, and a proper accounting of the Partnership’s assets, liabilities and operations shall be made by the General Partner, all as of the most recent practicable date. The General Partner shall serve as the liquidator of the Partnership unless it fails or refuses to serve. If the General Partner does not serve as the liquidators, one or more other persons may be elected to serve by the consent or vote of the Class A Limited Partners. The liquidators shall have all rights and powers that the Act confers on any person serving in such a capacity. The expenses incurred by the liquidators in connection with the dissolution, liquidation and termination of the Partnership shall be borne by the Partnership.

10.3    Termination. As expeditiously as practicable, but in no event later than one year (except as may be necessary to realize upon any material amount of property that may be illiquid), after the dissolution of the Partnership pursuant to Section 10.1, the liquidators shall cause the Partnership to (i) pay the current liabilities of the Partnership and (ii) establish a reserve fund (which may be in the form of cash or other property, as the liquidators shall determine) for any and all other liabilities, including contingent liabilities, of the Partnership in a reasonable amount determined by the liquidators to be appropriate for such purposes or otherwise to make adequate provision for such other liabilities. To the extent that cash required for the foregoing purposes is not otherwise available, the liquidators may sell property, if any, of the Partnership for cash or other consideration and shall cause all remaining cash or other property, if any, of the Partnership (after paying liabilities and establishing a reserve fund as provided in the preceding sentence) to be distributed to the Partners in accordance with Section 6.6. At the time final distributions are made in accordance with Section 6.6, a certificate of cancellation shall be filed in accordance with the Act, and the legal existence of the Partnership shall terminate upon such filing; provided, however, that if at any time thereafter any reserved cash or property is released because in the judgment of the liquidators the need for such reserve has ended, then such cash or property shall be distributed in accordance with Section 6.6.
10.4    Negative Capital Account. If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the taxable year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.
10.5    No Other Cause of Dissolution. The Partnership shall not be dissolved, or its legal existence terminated, for any reason whatsoever except as provided in this Article 10.
ARTICLE 11
Miscellaneous
11.1    Waiver of Partition. Each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Partnership’s property.
11.2    Entire Agreement. This Agreement constitutes the entire agreement among the Partners with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them with respect to such subject matter. All duties and liabilities (fiduciary and otherwise) of the General Partner are restricted to those expressly stated in this Agreement.
11.3    Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid under the applicable law of any jurisdiction, the remainder of this Agreement or the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby. Also, if any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such law. Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.
11.4    Notices and Other Communications. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if sent by overnight courier, hand delivered, mailed (first class registered mail or certified mail, postage prepaid) or sent by electronic mail transmission or telecopy if to the Partners, at the addresses (including electronic mail addresses) or facsimile numbers set forth in the records of the Partnership, at the address of its principal place of business specified in Section 1.5 or to such other address as the Partnership or any Partner shall have last designated by notice to the Partnership and all other parties hereto in accordance with this Section 11.4. Communications sent by hand delivery shall be deemed to have been given when received; communications mailed in accordance with the foregoing shall be deemed to have been given three (3) days following the date so mailed; communications sent by electronic mail transmission or telecopy shall be deemed to have been given when electronically confirmed; and communications sent by overnight courier shall be deemed to have been given on the next business day following the date so sent.
11.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principle of conflict of laws thereof and such federal laws as may apply. Each party agrees that any action or proceeding (whether based on contract, tort or otherwise) between any of the parties seeking to enforce any provision of, or arising out of or relating to, this Agreement or the transactions contemplated hereby must be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each party (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such action or proceeding, (b) agrees that it will not bring any such action or proceeding other than in the aforesaid courts and will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and (c) irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action or proceeding in any such court or that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
11.6    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Partners and their respective heirs, legal representatives, successors and permitted assigns.

11.7    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument.
11.8    Headings. The section and article headings in this Agreement are for convenience of reference only and shall not be deemed to alter the meaning or interpretation of any provision hereof.
11.9    Confidentiality. Except as required by law or valid subpoena or other lawful process, the failure to comply with which would subject, or may reasonably be expected to subject, the respective receiving Partner to damages or judicial or administrative censure or contempt, each Partner who receives information which is protected under this Section 11.9 shall maintain in strict confidence, and without the prior consent of the Partner who has provided such protected information, shall not disclose to any person (other than to another Partner) and shall not use for any purpose other than evaluating or monitoring (in its capacity as a Partner) the Investments or proposed Investments, any and all material, nonpublic information which concerns the operations, business or affairs of, and which is received from or on behalf of, the Partnership, the disclosing Partner or any of their respective Affiliates; provided, however, that notwithstanding the foregoing, any receiving Partner may communicate any such information to any of its advisers, employees or other representatives who have a need to know such information and for whom such receiving Partner shall be responsible or to or at the request of any governmental authority or examiner having jurisdiction over such receiving Partner. If any receiving Partner is required by law, subpoena, legal process or other demand for any such information with which such receiving Partner believes it is legally obligated to comply, such receiving Partner shall give prompt notice of such fact to the disclosing Partner so that the disclosing Partner may, if it desires, seek a protective order or other governmental or judicial relief to prevent disclosure of such information.
11.10    Transfer and Other Restrictions. PARTNERSHIP INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES LAWS OF ANY JURISDICTION AND MAY NOT BE OFFERED OR SOLD UNLESS SUCH PARTNERSHIP INTERESTS HAVE BEEN REGISTERED, OR ARE EXEMPT FROM REGISTRATION, UNDER ALL APPLICABLE SECURITIES LAWS. PARTNERSHIP INTERESTS ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, VOTING AND OTHER TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT.
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IN WITNESS WHEREOF, the undersigned Partners have executed this Agreement effective as of the Effective Date.

GENERAL PARTNER:

AIM GENERAL PARTNER, LLC

BY: /s/ MONTY BENNETT

NAME: MONTY BENNETT
TITLE: MANAGER

CLASS A LIMITED PARTNER:

ASHFORD HOSPITALITY ADVISORS LLC

BY: /s/ DAVID A. BROOKS

NAME: DAVID A. BROOKS
TITLE: VICE PRESIDENT

CLASS B LIMITED PARTNERS:

/s/ MONTY BENNETT
MONTY BENNETT

/s/ ROB HAYS
ROB HAYS

SCHEDULE 1

	Invested Capital Percentage	Performance Allocation Percentage	EQUITY PERCENTAGE
GENERAL PARTNER AIM General Partner, LLC	0.01	0.01	0.01
CLASS A LIMITED PARTNERS: Ashford Hospitality Advisors LLC	59.99	59.99	59.99
CLASS B LIMITED PARTNERS: Monty Bennett	25.00	25.00	25.00
Rob Hays	15.00	15.00	15.00